UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2015

Quiksilver, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-14229	33-0199426
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15202 Graham Street, Huntington Beach, CA		92649
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 889-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information disclosed under Items 1.03 and 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.03 Bankruptcy or Receivership

On September 9, 2015, Quiksilver, Inc. (the “Company”) and each of its wholly owned U.S. subsidiaries – DC Direct, Inc., DC Shoes, Inc., Fidra, Inc., Hawk Designs, Inc., Mt. Waimea, Inc., Q.S. Optics, Inc., QS Retail, Inc., QS Wholesale, Inc., Quiksilver Entertainment, Inc. and Quiksilver Wetsuits, Inc. (such subsidiaries, together with the Company, the “Debtors”) – filed voluntary petitions (collectively, the “Petitions” and, the cases commenced thereby, the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Debtors have filed a motion with the Bankruptcy Court seeking to jointly administer the Bankruptcy Cases under the caption In re Quiksilver, Inc., et al., and the proposed lead case number is 15-11880.

The Company has entered into a plan sponsor agreement (the “PSA”) with respect to the terms of a proposed plan of reorganization with certain holders (collectively, the “Plan Sponsor”) of its 2018 Notes (as defined below). Pursuant to the agreed upon term sheet for a proposed plan of reorganization annexed as an exhibit to the PSA, the Company’s existing debt will be reduced by approximately $500 million, including the extinguishment of all of the Company’s 2018 Notes and 2020 Notes (as defined below) (such transaction, the “Proposed Restructuring”). As consideration for such extinguishment, the reorganized Company would issue (a) new common shares to holders of its 2018 Notes, and (b) $7.5 million in cash, which would be allocated between holders of its 2020 Notes and holders of general unsecured claims. All of the Company’s existing equity securities, including its shares of common stock and warrants, will be cancelled and extinguished, without holders receiving any distribution.

Upon consummation of the Proposed Restructuring, the new Company will be funded by two separate rights offerings of up to $122.5 million and €50.0 million, respectively. Both rights offerings will be backstopped by the Plan Sponsor pursuant to a backstop agreement based upon the agreed backstop term sheet annexed as an exhibit to the PSA. The proceeds from the rights offerings would fund repayment of the DIP Facilities (as defined below), the cash distributions noted above, the exchange offer for the €200 million of 8.875% Senior Notes due 2017 (the “2017 Notes”) issued by Boardriders S.A., a wholly owned subsidiary of the Company, any other payments required upon consummation of the Proposed Restructuring, and general corporate purposes.

The Company and certain of the other Debtors guarantee the 2017 Notes. The filing of the Bankruptcy Cases constituted an event of default under the 2017 Notes; however, the Company obtained the consent of holders of more than the required majority in principal amount of the 2017 Notes to, among other things, rescind the acceleration of the 2017 Notes and waive the events of default related thereto and compliance with the debt incurrence and lien covenants with respect to the incurrence of the DIP Facilities. The Proposed Restructuring also provides for an exchange offer in respect of the 2017 Notes, upon terms and conditions to be determined.

A copy of the PSA, including the term sheets appended thereto, is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The Company will continue to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. To assure ordinary course operations, the Company is seeking approval from the Bankruptcy Court for a variety of “first day” motions, including authority to maintain bank accounts and other customary relief.

On September 9, 2015, the Company issued a press release announcing the filing of the Bankruptcy Cases. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off Balance Sheet Arrangement of a Registrant.

In connection with the Bankruptcy Cases referenced in Item 1.03 above, the Debtors filed motions seeking Bankruptcy Court approval of debtor-in-possession financing (the “DIP Financing”) in an aggregate amount of up to $175.0 million, consisting of (i) a $60.0 million asset based loan (“ABL”) revolving credit facility (the “DIP ABL Facility”) provided by Bank of America, N.A., and (ii) a $115.0 million delayed draw term loan facility (the “DIP Term Loan Facility”) provided by affiliates of Oaktree Capital. Subject to the satisfaction of certain conditions to borrowing, the entire DIP ABL Facility and $70.0 million of the DIP Term Loan Facility will be available upon entry of the interim order, and the balance of the DIP Term Loan Facility will be available upon entry of the final order. Subject to approval by the Bankruptcy Court, the proceeds of the DIP Financing will be used in part to repay amounts outstanding under the pre-petition ABL Credit Facility (defined below), under which there are approximately $92.0 million in borrowings and letters of credit outstanding.

The DIP Facilities will mature 150 days after the petition date, and will contain representations, conditions, covenants and events of default customary for similar facilities. The DIP Financing will collectively be secured by all assets of the Debtors, and such liens will be senior to the lien of the 2018 Notes. The DIP ABL Facility will be secured by a first-priority lien on inventory, receivables, cash and other customary ABL collateral owned by the Debtors (“ABL Collateral”), and a second-priority lien on all other assets of the Debtors (“Term Loan Collateral”). The DIP Term Loan Facility will have a first-priority lien on Term Loan Collateral, and a second-priority lien on all ABL Collateral. A portion of the DIP ABL Facility will be funded to certain Australian, Canadian and Japanese subsidiaries of the Company, which loans will be secured by assets of such foreign subsidiaries.

The foregoing description of the DIP Facilities is not complete and is qualified in its entirety by reference to the full text of the DIP ABL Facility and the DIP Term Loan Facility, copies of which are filed herewith as Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation.

The commencement of the Bankruptcy Cases constitutes an event of default that accelerated the obligations under the following debt instruments (collectively, the “Debt Documents”). Any efforts to enforce such payment obligations under the Debt Documents are automatically stayed as a result of the filing of the petitions for relief and the holders’ rights of enforcement in respect of the Debt Documents are subject to the applicable provisions of the Bankruptcy Code.

•	Amended and Restated Credit Agreement, dated as of May 24, 2013, among the Company, as a guarantor, QS Wholesale, Inc., as lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto (as amended, the “ABL Credit Facility”).

•	Indenture, dated as of July 16, 2013, by and among the Company, QS Wholesale, Inc., the subsidiary guarantor parties thereto, and U.S. Bank, National Association (successor to Wells Fargo Bank, National Association), as trustee and collateral agent, with respect to an aggregate principal amount of $280,000,000 of 7.875% Senior Secured Notes due 2018 (the “2018 Notes”), plus accrued and unpaid interest thereon.

•	Indenture, dated as of July 16, 2013, by and among the Company, QS Wholesale, Inc., the subsidiary guarantor parties thereto, and U.S. Bank, National Association (successor to Wells Fargo Bank, National Association), as trustee, with respect to an aggregate principal amount of $225,000,000 of 10.000% Senior Notes due 2020 (the “2020 Notes”), plus accrued and unpaid interest thereon.

As noted above, the filing of the Bankruptcy Cases constituted an event of default under the 2017 Notes; however, the Company obtained the consent of holders of more than the required majority in principal amount of the 2017 Notes to, among other things, rescind the acceleration of the obligations under the 2017 Notes and waive the events of default related thereto and compliance with the debt incurrence and lien covenants with respect to the incurrence of the DIP Facilities.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 9, 2015, the Company was notified by the New York Stock Exchange (the “NYSE”) that the staff of NYSE Regulation, Inc. (“NYSE Regulation”) has determined to commence proceedings to delist the common stock of the Company from the NYSE. Trading in the Company’s common stock was suspended immediately.

NYSE Regulation has determined that the Company is no longer suitable for listing. Pursuant to the NYSE Listed Company Manual Section 802.01D, this decision was reached in view of the Company’s September 9, 2015 announcement that it commenced voluntary proceedings for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court for itself and its U.S. subsidiaries. In reaching its delisting determination, NYSE Regulation noted the uncertainty as to the timing and outcome of the bankruptcy process, as well as the ultimate effect of this process on the value of the Company’s common stock.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. The NYSE will apply to the Securities and Exchange Commission (the “SEC”) to delist the common stock upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision. The Company does not intend to appeal the NYSE’s determination and therefore, it is expected that the Company’s common stock will be delisted after completion by the NYSE of application to the SEC.

Effective September 10, 2015, the common stock of the Company commenced trading on the OTC Pink marketplace under the symbol “ZQKSQ.”

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2015, Bernd Beetz resigned from the board of directors of the Company, effective immediately.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are not guarantees of results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that could cause material impacts on the Company’s historical or anticipated financial results. The Company therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Plan Sponsor Agreement, dated as of September 8, 2015

10.2	Second Amended and Restated Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015

10.3	Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015

99.1	Press Release, dated September 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIKSILVER, INC.

Dated: September 11, 2015	By:	/s/ Thomas Chambolle
Thomas Chambolle Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Plan Sponsor Agreement, dated as of September 8, 2015

10.2	Second Amended and Restated Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015

10.3	Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of September 10, 2015

99.1	Press Release, dated September 9, 2015